UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

CONDOR HOSPITALITY TRUST, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Title of Class of Securities	CUSIP Number of Class of Securities
8% Series A Cumulative Preferred Stock	20676Y205
10% Series B Cumulative Preferred Stock	20676Y304

J. William Blackham

President and Chief Executive Officer

Condor Hospitality Trust, Inc.

1800 W. Pasewalk Ave., Ste. 200

Norfolk, Nebraska 68701

(402) 371-2520

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

With copies to:

Guy Lawson

McGrath North Mullin & Kratz, PC LLO

Suite 3700 First National Tower

1601 Dodge Street

Omaha, Nebraska 68102

(402) 341-3070

(402) 341-0216 (fax)

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount of Filing Fee (2)
$14,499,097	$1,685

(1)	Calculated solely for the purpose of determining the filing fee pursuant to Rule 0-11(a)(4) under the Securities Exchange Act of 1934, as amended. This amount assumes that 803,270 shares of 8% Series A Cumulative Preferred Stock and 332,500 shares of 10% Series B Cumulative Preferred Stock will be exchanged pursuant to this offer. The transaction value is equal to the approximate aggregate market value of the 8% Series A Cumulative Preferred Stock and 10% Series B Cumulative Preferred Stock based on the average of the high and low prices of the 8% Series A Cumulative Preferred Stock and 10% Series B Cumulative Preferred Stock as reported on the NASDAQ Global Market on August 3, 2015, which was $8.60 per share and $22.83 per share, respectively.
(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for fiscal year 2015 issued by the Securities and Exchange Commission, and equals $116.20 for each $1,000,000 of the value of the transaction. The filing fee was paid on August 6, 2015.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing Party:
Form or Registration No.:	Date Filed:

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) amends and supplements the Tender Offer Statement on Schedule TO originally filed on August 6, 2015 with the Securities and Exchange Commission (the “SEC”) by Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”), to exchange (a) 5.38 shares of the Company’s common stock for each validly tendered and accepted share of 8% Series A Cumulative Preferred Stock and (b) 13.71 shares of the Company’s common stock for each validly tendered and accepted share of 10% Series B Cumulative Preferred Stock, in each case, on the terms and subject to the conditions described in the Offer to Exchange dated August 6, 2015 (the “Offer to Exchange”) and the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the Exchange Offer.

On August 13, 2015, the Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. The purpose of this Amendment No. 1 is to supplement the information in the Offer to Exchange with certain updated financial information. Only those items amended are reported in this Amendment No. 1. Except as specifically provided herein, the terms contained in the Schedule TO-I, the Offer to Exchange, and Letter of Transmittal remains unchanged. You should read this Amendment No. 1 together with the Schedule TO-I, the Offer to Exchange and the related Letter of Transmittal.

Offer to Exchange (Exhibit (a)(1)(A) to the Schedule TO)

The Offer to Exchange is hereby amended as follows:

Where You Can Find More Information and Incorporation by Reference

The second bullet of the first paragraph under the section of the Offer to Exchange entitled “WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE” on page 71, is hereby amended to add the following:

“and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015;

Item 10.	Financial Statements.

(a) Financial Information.

Item 10(a) is hereby amended to add the following:

“The financial statements set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 are incorporated herein by reference and can also be accessed electronically on the Securities and Exchange Commission’s website at http://www.sec.gov.

The Company’s book value per share as of June 30, 2015 was $(0.31).

Item 11.	Additional Information.

Item 11 is hereby amended to add the following:

“The Company’s Quarterly Report of Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the Securities and Exchange Commission on August 13, 2015, is hereby incorporated by reference.

Item 12.	Exhibits.

Exhibit No.	Description
(a)(1)(A)*	Offer to Exchange dated August 6, 2015.

(a)(1)(B)*	Letter of Transmittal.

(a)(1)(C)*	Notice of Guaranteed Delivery.

(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)*	Letter to Clients.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)*	Press Release dated August 6, 2015.

(a)(6)	Press Release dated August 13, 2015 (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated August 13, 2015).

(b)	Not applicable.

(d)(A)	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated July 14, 2015).

(d)(B)	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated November 19, 2014).

(d)(C)	Third Amended and Restated Agreement of Limited Partnership of Supertel Limited Partnership, as amended (incorporated herein by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K (Commission file number 001-34087) for the year ended December 31, 2010).

(d)(D)	Second Amendment to Third Amended and Restated Agreement of Limited Partnership of Supertel Limited Partnership dated March 2, 2015 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-k (Commission file number 001-34087) dated March 2, 2015).

(d)(E)	Standby Equity Distribution Agreement dated as of March 26, 2010 between YA Global Master SPV Ltd. and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated March 26, 2010).

(d)(F)	Purchase Agreement, dated November 16, 2011, by and among the Company, Supertel Limited Partnership and Real Estate Strategies L.P. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A (Commission file number 001-34087) dated November 16, 2011).
(d)(G)	Warrants issued to Real Estate Strategies L.P. dated February 1, 2012 and February 15, 2012 (incorporated herein by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K (Commission file number 001-34087) for the year ended December 31, 2011).

(d)(H)	Investor Rights and Conversion Agreement, dated February 1, 2012, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anónima (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated January 30, 2012).

(d)(I)	Registration Rights Agreement, dated February 1, 2012, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anónima (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated January 30, 2012).

Exhibit No.	Description

(d)(J)	Directors Designation Agreement, dated February 1, 2012, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anónima (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated January 30, 2012).

(d)(K)	Agreement, dated August 9, 2013, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anonima (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated August 9, 2013).

(d)(L)	Agreement dated as of July 23, 2015 between Real Estate Strategies L.P., IRSA Inversiones y Representaciones Sociedad Anonima and Condor Hospitality Trust, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-k (Commission file number 001-34087) dated July 23, 2015).

(d)(M)	The Company’s 2006 Stock Plan (incorporated herein by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K (Commission file number 001-34087) for the year ended December 31, 2011).

(d)(N)	Amendment to the Company’s 2006 Stock Plan dated May 28, 2009 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated May 28, 2009).

(d)(O)	Amendment to the Company’s 2006 Stock Plan dated May 22, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated May 22, 2012).

(d)(P)	Form of Stock Option Agreement (incorporated herein by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K (Commission file number 001-34087) for the year ended December 31, 2011).

(d)(Q)	Employment Agreement of Corrine L. Scarpello, dated February 1, 2012 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated February 1, 2012).

(d)(R)	Jeffrey W. Dougan Employment Agreement dated July 15, 2013 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated July 9, 2013).

(d)(S)	Jeffrey W. Dougan Restricted Stock Agreement dated July 15, 2013 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated July 9, 2013).

(d)(T)	Jeffrey W. Dougan Stock Option Agreement dated July 15, 2013 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated July 9, 2013).
(d)(U)	Employment Agreement between J. William Blackham and the Company dated March 2, 2015 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-k (Commission file number 001-34087) dated March 2, 2015).

(d)(V)	Common Stock Purchase Warrant dated March 2, 2015 between the Company and J. William Blackham (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-k (Commission file number 001-34087) dated March 2, 2015).

(d)(W)	Letter Agreement with Corrine L. Scarpello, dated December 22, 2014, March 25, 2015 and July 9, 2015 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated December 22, 2014, Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated March 25, 2015 and Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated July 9, 2015.

Exhibit No.	Description

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 13, 2015

CONDOR HOSPITALITY TRUST, INC.

By:	/s/ Corrine L. Scarpello
	Name:	Corrine L. Scarpello
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
(a)(1)(A)*	Offer to Exchange dated August 6, 2015.

(a)(1)(B)*	Letter of Transmittal.

(a)(1)(C)*	Notice of Guaranteed Delivery.

(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)*	Letter to Clients.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)*	Press Release dated August 6, 2015.

(a)(6)	Press Release dated August 13, 2015 (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated August 13, 2015).

(b)	Not applicable.

(d)(A)	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated July 14, 2015).

(d)(B)	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated November 19, 2014).

(d)(C)	Third Amended and Restated Agreement of Limited Partnership of Supertel Limited Partnership, as amended (incorporated herein by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K (Commission file number 001-34087) for the year ended December 31, 2010).

(d)(D)	Second Amendment to Third Amended and Restated Agreement of Limited Partnership of Supertel Limited Partnership dated March 2, 2015 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-k (Commission file number 001-34087) dated March 2, 2015).

(d)(E)	Standby Equity Distribution Agreement dated as of March 26, 2010 between YA Global Master SPV Ltd. and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated March 26, 2010).

(d)(F)	Purchase Agreement, dated November 16, 2011, by and among the Company, Supertel Limited Partnership and Real Estate Strategies L.P. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A (Commission file number 001-34087) dated November 16, 2011).

(d)(G)	Warrants issued to Real Estate Strategies L.P. dated February 1, 2012 and February 15, 2012 (incorporated herein by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K (Commission file number 001-34087) for the year ended December 31, 2011).

(d)(H)	Investor Rights and Conversion Agreement, dated February 1, 2012, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anónima (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated January 30, 2012).

(d)(I)	Registration Rights Agreement, dated February 1, 2012, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anónima (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated January 30, 2012).

Exhibit No.	Description

(d)(J)	Directors Designation Agreement, dated February 1, 2012, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anónima (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated January 30, 2012).
(d)(K)	Agreement, dated August 9, 2013, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anonima (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated August 9, 2013).

(d)(L)	Agreement dated as of July 23, 2015 between Real Estate Strategies L.P., IRSA Inversiones y Representaciones Sociedad Anonima and Condor Hospitality Trust, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-k (Commission file number 001-34087) dated July 23, 2015).

(d)(M)	The Company’s 2006 Stock Plan (incorporated herein by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K (Commission file number 001-34087) for the year ended December 31, 2011).

(d)(N)	Amendment to the Company’s 2006 Stock Plan dated May 28, 2009 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated May 28, 2009).

(d)(O)	Amendment to the Company’s 2006 Stock Plan dated May 22, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated May 22, 2012).

(d)(P)	Form of Stock Option Agreement (incorporated herein by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K (Commission file number 001-34087) for the year ended December 31, 2011).

(d)(Q)	Employment Agreement of Corrine L. Scarpello, dated February 1, 2012 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated February 1, 2012).

(d)(R)	Jeffrey W. Dougan Employment Agreement dated July 15, 2013 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated July 9, 2013).

(d)(S)	Jeffrey W. Dougan Restricted Stock Agreement dated July 15, 2013 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated July 9, 2013).

(d)(T)	Jeffrey W. Dougan Stock Option Agreement dated July 15, 2013 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated July 9, 2013).

(d)(U)	Employment Agreement between J. William Blackham and the Company dated March 2, 2015 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-k (Commission file number 001-34087) dated March 2, 2015).

(d)(V)	Common Stock Purchase Warrant dated March 2, 2015 between the Company and J. William Blackham (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-k (Commission file number 001-34087) dated March 2, 2015).

(d)(W)	Letter Agreement with Corrine L. Scarpello, dated December 22, 2014, March 25, 2015 and July 9, 2015 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated December 22, 2014, Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated March 25, 2015 and Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission file number 001-34087) dated July 9, 2015.

Exhibit No.	Description

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed